Exhibit 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BY-LAWS

OF

MARKETAXESS HOLDINGS INC.

The Amended and Restated By-Laws of MarketAxess Holdings Inc. (the “Corporation”), as amended, are hereby amended as follows:

1. Section 9 of ARTICLE II thereof is deleted in its entirety and the following new Section 9 is inserted in lieu thereof:

“SECTION 9. Directors shall be elected in accordance with Article III Section 3 of these By-Laws. The vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any other matter brought before a meeting of stockholders at which a quorum is present, unless the matter is one upon which by express provision of the statutes or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the determination of such matter.”

2. Section 12 of ARTICLE II thereof is hereby amended by adding the following text to the end of clause (a) of paragraph (A)(2) thereof:

“together with a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporate Governance Guidelines of the Corporation;”

3. Section 2 of ARTICLE III thereof is deleted in its entirety and the following new Section 2 is inserted in lieu thereof:

“SECTION 2. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting of the stockholders. Directors need not be residents of the State of Delaware or stockholders of the Corporation. No decrease in the number of directors shall shorten the term of an incumbent director.”

4. Section 3 of ARTICLE III thereof is deleted in its entirety and the following new Section 3 is inserted in lieu thereof:

“SECTION 3. Subject to the provisions of the Corporation’s certificate of incorporation and this Section 3, the directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

A nominee for director shall be elected to the Board of Directors by the vote of the majority of the votes cast with respect to that nominee’s election at any meeting for the election of directors at which a quorum is present, provided that if, on the record date, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against”). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote and shall not have the right to cast any other vote with respect to such election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the right to cast any other vote with respect to such election of directors. In the event a meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class-by-class or series by-series basis, as applicable.

Unless otherwise provided by law, any newly created directorship or any vacancy occurring in the Board of Directors for any cause shall be filled in the manner set forth in the Corporation’s certificate of incorporation, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.”

As amended herein, the Amended and Restated By-Laws of the Corporation are hereby ratified and confirmed and shall continue in full force and effect.

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Adopted: January 23, 2013